Exhibit 99.1

Investor Relations Department Phone: 1-646-290-6400 TTC Group	Earnings News

FOR IMMEDIATE RELEASE

AROTECH CORPORATION REPORTS RESULTS
FOR THE SECOND QUARTER AND FIRST SIX MONTHS, 2011
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First half results substantially below prior year due primarily to order delays –
second half expected to be strong; full year revenue guidance raised to $85 million

Ann Arbor, Michigan, August 15, 2011 – Arotech Corporation (NasdaqGM: ARTX), a provider of quality defense and security products for the military, law enforcement and homeland security markets, today reported results for the quarter and six months ended June 30, 2011.

Second Quarter Results

Revenues for the second quarter reached $14.3 million, compared to $18.9 million for the corresponding period in 2010, a decrease of 24.4% over the same period last year.

Gross profit for the quarter was $3.5 million, or 24.8% of revenues, compared to $5.6 million, or 29.7% of revenues, for the corresponding period last year, a 4.9 point decrease in the gross margin percentage.

Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA) for the quarter were $(941,000), compared to $1.0 million for the corresponding period of 2010. Arotech believes that information concerning EBITDA enhances overall understanding of its current financial performance. Arotech computes EBITDA, which is a non-GAAP financial measure, as reflected in the table below.

The net loss for the second quarter was $(2.1) million, or $(0.15) per share, versus a net profit of $360,000, or $0.03 per share, for the corresponding period last year.

“While our results this half are obviously disappointing, they mostly represent delays in armor orders that we anticipate shipping in the second half, as well as the fact that we have not yet begun to recognize revenues from our $63.4 million contract award for the design, development, production, and delivery of 28 Virtual Clearance Training Suites (VCTS) for the US Army,” noted Arotech’s Chairman and CEO Robert S. Ehrlich. “These delays were noted and forewarned when we released our results for the first quarter,” continued Ehrlich. “However, since we expect these factors to be alleviated in the second half, we continue to expect our full year’s revenues to be better than those of 2010, and in fact we are improving our guidance for 2011 and 2012 in this press release,” concluded Ehrlich.

First Six Months Results

Revenues for the first six months of 2011 reached $27.6 million, compared to $40.1 million for the corresponding period last year, a decrease of 31.1% over the same period last year.

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Gross profit for the first six months of 2011 was $6.3 million, or 22.9% of revenues, compared to $11.4 million, or 28.6% of revenues, for the corresponding period last year, a 5.7 point decrease in the gross margin percentage.

Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA) for the first six months of 2011 were $(2.7) million, compared to $2.3 million for the corresponding period last year. Arotech believes that information concerning EBITDA enhances overall understanding of its current financial performance. Arotech computes EBITDA, which is a non-GAAP financial measure, as reflected in the table below.

The net loss for the first six months of 2011 was $(4.7) million, or $(0.34) per share, versus a net profit of $452,000, or $0.03 per share, for the corresponding period last year.

Backlog

Backlog of orders totaled approximately $109.1 million as of June 30, 2011, as compared to $40.4 million at June 30, 2010 and $43.1 million as of March 31, 2011.

Cash Position at Quarter End

As of June 30, 2011, the Company had $1.2 million in cash and $1.9 million in restricted collateral deposits, as compared to December 31, 2010, when the Company had $6.3 million in cash and $1.8 million in restricted collateral deposits.

Short- and long-term borrowings were $6.4 million at the end of the first six months of 2011 compared to $4.9 million at the end of 2010. The Company also had $4.5 million available in unused bank lines of credit at the Company’s primary bank in the U.S. at quarter end.

The Company had trade receivables of $13.7 million as of June 30, 2011, compared to $13.8 million as of December 31, 2010. The Company had a current ratio (current assets/current liabilities) of 1.54 as of June 30, 2011 and 1.74 as of December 31, 2010.

Subsequent to the end of the quarter, the Company paid off the remainder of its bank debt and its convertible notes. Additionally, the last of the Company’s remaining warrants were set to expire at midnight tonight.

Guidance

For the full year 2011, Arotech anticipates that revenues could range from $85 million to $88 million, with adjusted EBITDA approaching last year’s $2.9 million.

For 2012, Arotech anticipates that revenues could increase significantly and could range from $95 million to $100 million, with a significant increase in EBITDA, which could range from $3.75 million to $5.0 million, including the possibility of reaching GAAP profitability.

Conference Call

The Company will host a conference call Monday, August 15, 2011 at 5:00 p.m. EDT. Those wishing to access the conference call should dial 1-877-407-0778 (U.S.) or 1-201-689-8565 (international) a few minutes before the 5:00 p.m. EDT start time. A replay of the conference call will be available starting Monday, August 15, 2011 at 6:30 p.m. EDT until Monday, August 22, 2011 at 11:59 p.m. The replay telephone number is 1-877-660-6853 (U.S) and 1-201-612-7415 (international). The replay ID pass code for both the call and the replay is 377100 and the account number is 286.

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About Arotech Corporation

Arotech Corporation is a leading provider of quality defense and security products for the military, law enforcement and homeland security markets. Arotech provides multimedia interactive simulators/trainers, lightweight armoring and advanced zinc-air and lithium batteries and chargers. Arotech operates through three major business divisions: Training and Simulation, Battery and Power Systems, and Armor.

Arotech is incorporated in Delaware, with corporate offices in Ann Arbor, Michigan and research, development and production subsidiaries in Alabama, Michigan and Israel.

CONTACT:

Victor Allgeier, TTC Group, (646) 290-6400, vic@ttcominc.com

Except for the historical information herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, readers are cautioned not to place undue reliance on these forward-looking statements, as they are subject to various risks and uncertainties that may cause actual results to vary materially. These risks and uncertainties include, but are not limited to, risks relating to: product and technology development; the uncertainty of the market for Arotech’s products; changing economic conditions; delay, cancellation or non-renewal, in whole or in part, of contracts or of purchase orders; and other risk factors detailed in Arotech’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and other filings with the Securities and Exchange Commission. Arotech assumes no obligation to update the information in this release. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.

TABLES TO FOLLOW

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AROTECH CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Six months ended June 30,		Three months ended June 30,
	2011	2010	2011	2010
Revenues	$27,598,467	$40,054,254	$14,295,826	$18,903,860

Cost of revenues, exclusive of amortization of intangibles	21,272,536	28,610,458	10,747,967	13,283,807
Research and development expenses	1,012,853	1,578,497	462,413	764,016
Selling and marketing expenses	2,832,267	2,597,294	1,459,469	1,436,635
General and administrative expenses	5,949,622	5,871,919	2,959,382	2,918,322
Amortization of intangible assets and capitalized software	961,299	838,906	481,655	417,258
Total operating costs and expenses	32,028,577	39,497,074	16,110,886	18,820,038

Operating profit (loss)	(4,430,110)	557,180	(1,815,060)	83,822

Other income (expense)	(1,541)	61,218	18,199	37,758
Allowance for settlements, net	–	500,000	–	500,000
Financial expenses, net	(1,687)	(207,710)	(133,956)	(64,460)
Total other income (expenses)	(3,228)	353,508	(115,757)	473,298
Income (loss) before income tax expenses	(4,433,338)	910,688	(1,930,817)	557,120

Income tax expenses	(281,246)	(459,140)	(140,622)	(197,120)
Net income (loss)	$(4,714,584)	$451,548	$(2,071,439)	$360,000

Basic net income (loss) per share	$(0.34)	$0.03	$(0.15)	$0.03
Diluted net income (loss) per share	$(0.34)	$0.03	$(0.15)	$0.02

Weighted average number of shares used in computing basic net income/loss per share	13,796,680	13,944,492	13,855,164	14,013,658
Weighted average number of shares used in computing diluted net income/loss per share	13,796,680	14,547,232	13,855,164	14,616,398

Reconciliation of Non-GAAP Financial Measure

To supplement Arotech’s consolidated financial statements presented in accordance with GAAP, Arotech uses a non-GAAP measure, Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA). This non-GAAP measure is provided to enhance overall understanding of Arotech’s current financial performance and its progress towards GAAP profitability. Reconciliation of EBITDA to the nearest GAAP measure follows:

EBITDA
	Six months ended June 30,		Three months ended June 30,
	2011	2010	2011	2010
Operating profit (loss) (GAAP measure)	$(4,714,584)	$451,548	$(2,071,439)	$360,000
Add back:
Financial expenses, net	1,687	207,710	133,956	64,460
Income tax expenses	281,246	459,140	140,622	197,120
Depreciation and amortization expense	1,565,118	1,461,250	782,645	724,944
Other non-cash expenses*	134,458	(240,104)	73,062	(345,373)
Total adjusted EBITDA (Non-GAAP measure)	$(2,732,075)	$2,339,544	$(941,154)	$1,001,151
______________________________________________ * Includes stock compensation expense, adjustments to allowances and other non-cash expenses.

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